Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 58686) pertaining to the CMS Energy Corporation Performance Incentive Stock Plan of our report dated February 21, 2007 (except for “Discontinued Operations” in Note 2, as to which the date is February 20, 2008) with respect to the consolidated financial statements and schedules of CMS Energy Corporation for 2006 and 2005 included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
August 4, 2008